Exhibit 10.5

KINDLY MD, INC. COMPENSATION AGREEMENT

THIS COMPENSATION AGREEMENT between Kindly MD, Inc. (“Kindly”) and Jared Barrera (“Employee”) sets forth and reduces to writing the terms of an oral agreement executed Sep 25, 2022 , 2022 and effective as of September 28th, 2022.

WHEREAS Kindly desires to obtain the benefit of the services of Employee, and Employee desires to render such services on the terms and conditions set forth herein;

IN CONSIDERATION of the promises and other good and valuable consideration (the sufficiency and receipt of which are hereby acknowledged) the parties agree as follows:

1.	EMPLOYMENT AT WILL

Employee and Kindly understand and agree that EMPLOYEE IS AN EMPLOYEE AT WILL, and that Employee may resign, or Kindly may terminate Employee’s employment, at any time with or without notice for any or for no reason. Nothing in this Agreement shall be construed to alter the at-will nature of Employee’s employment, nor shall anything in this Agreement be construed as providing Employee with a definite term of employment.

2.	POSITION

Employee has been retained by Kindly as its Chief Financial Officer.

3.	DUTIES & RESPONSIBILITIES

Employee agrees that he will at all times faithfully, industriously, and to the best of their skill, ability, experience and talents, perform all of the duties required of their position at Kindly. In carrying out these duties and responsibilities, Employee agrees to comply with all standard policies, procedures, rules and regulations, both written and oral, as are announced by Kindly from time to time.

Employee shall devote no less than 40 hours per week of their business time, attention, skills, and efforts exclusively to the business and affairs of Kindly and its subsidiaries and shall perform their duties in a professional, ethical and business-like manner.

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Specific duties include but are not limited to the following:

1)	Tasks and assignments as requested by Kindly.
2)	Executing the company’s financial strategy,
3)	Developing plans for growth to increase company profit while also reducing expenditure,
4)	Identifying investment opportunities and managing mergers and acquisitions,
5)	Assisting the Chief Executive Officer (CEO) to develop financial plans,
6)	Managing accounting and reporting procedures.

4.	COMPENSATION & BENEFITS

Kindly shall pay Employee’s salary in accordance with the customary payroll practices of Kindly, but not less than monthly. The Employee’s Salary shall be reviewed at least annually by the compensation committee of the Board and may be changed in the sole discretion of the compensation committee. If Kindly does not have a compensation committee, all references in this Agreement to the compensation committee shall be deemed to refer to the Board without the participation or attendance by the Employee unless such participation is required. For services provided, Employee shall be compensated as follows:

1)	Salary: Employee’s salary shall be $130,000.00 dollars annually.

2)	Bonuses: Employee shall be included, in a manner consistent with their position, in any bonus system, bonus pool, incentive compensation, profit sharing, deferred compensation or similar plan or program for its principal executive officers, senior executives, officers, or manager level employees that may be implemented from time to time by the Board. Employee shall be entitled to a bonus of up to 5% of their annual salary based on the following criteria:

i.	50% of the bonus will be based on satisfactory job performance as determined by the Board.

ii.	50% of the bonus will be based on company performance and profitability as determined by the Board.

iii.	Bonus Payment will be paid semi-annually within 45 days of the anniversary of this Agreement effective date. Bonus payments shall be subject to approval by the Board of Directors. Employee will be eligible for 50% of the annual bonus at each 6-month interval.

3)	Certain Milestone Compensation: If Kindly successfully completes fundraising of at least $6,000,000.00 by the end of January, 2023, then Employee shall receive (i) three thousand shares (3,000) of Kindly stock. (the “Uplist Stock Compensation”) payable in accordance with the customary stock issuance practices of Kindly, and (ii) a payment of five thousand dollars ($5,000) (the “Uplist Bonus Compensation”). (iii) Employees salary shall increase to $140,000 per year.
4)	Initial Stock Bonus: The Employee shall receive newly-issued, restricted stock of Kindly in the amount equal to 10,000 shares that shall be immediately vested and have a grant date equal to the effective date of this Agreement. Stock issuances will be subject to SEC rule 144.

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5)	Stock Options: Employee shall be included, in a manner consistent with their position, in any stock option plan(s) for its principal executive officers, senior executives, officers and/or employees of Company in general, that may be established from time to time by the Board.

6)	Other Benefits: Employee shall be included, in a manner consistent with their position, in any other benefits established by the Company that are offered to its principal executive officers, senior executives, officers, and/or manager level employees of Company in general and approved from time to time by the Board of Directors.

5.	OTHER PROVISIONS

1)	Amendments. This Agreement may be amended, modified, canceled or superseded only by a written instrument signed by both Parties. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

2)	Severability. The parties hereto agree that in the event any article or part thereof of this agreement is held to be unenforceable or invalid then said article or part shall be struck and all remaining provision shall remain in full force and effect.

3)	Integration. This Agreement constitutes the entire agreement of the Parties and a complete merger of prior negotiations and agreements; this Agreement shall not be modified except in a writing signed by the Parties or their authorized representatives.

4)	Additional Compensation. Employee further acknowledges and agrees that Employee has received all other compensation owed to Employee to date from Employee’s employment with Employer, as a contractor or Employee, including all wages, commissions, and bonuses, and that no additional compensation in any form is due to Employee beyond that specifically enumerated in this Agreement.

5)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

6)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah. The parties executing this Agreement hereby consent to be subject to the personal jurisdiction and venue of the courts within the state of Utah.

7)	Arbitration. If any controversy or claim arising out of this agreement cannot be settled by the parties herein or their legal representatives, the controversy or claim shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The parties shall jointly select an arbitrator. If they are unable to agree upon an arbitrator, then they shall each select an arbitrator and the two arbitrators shall select a third arbitrator. The arbitrator or arbitrators shall hear and decide the dispute. Any award made by the arbitrator or a majority of such arbitrators, as applicable, shall be final, binding and conclusive on all parties hereto for all purposes, and judgment upon and enforcement of the award may be obtained in any court having jurisdiction thereof. The party on the side substantially prevailing in the arbitration shall be awarded its expenses of the arbitration, including the reasonable costs of experts, evidence and legal counsel.

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8)	Fees, Costs, and Expenses. In any legal action, arbitration or other proceeding brought under this Agreement, in addition to any relief to which the successful or prevailing Party is entitled, the prevailing Party is entitled to recover, and the non-prevailing Party shall pay, all reasonable attorneys’ fees, court costs and expenses incurred in that action, arbitration or proceeding.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

Signature:	/s/ Jared E. Barrera - CFO
Jared E. Barrera - CFO (Sep 25, 2022 18:52 MDT)
Email:	jbarrera@utthc.com
Employee Name:	Jared E. Barrera - CFO

/s/ Tim Pickett,
Tim Pickett, CEO, on behalf of Kindly MD, Inc.

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